Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Vice President, Finance

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THIRD QUARTER AND YEAR-TO-DATE PERIODS ENDED DECEMBER 3, 2005

Cincinnati, Ohio, January 16, 2006 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer and marketer of high-quality, differentiated processed food solutions, today reported for its third quarter ended December 3, 2005 (“Third Quarter Fiscal 2006”), net revenues of $115.5 million versus $112.0 million for its third quarter ended December 4, 2004 (“Third Quarter Fiscal 2005”), an increase of 3.1%.  For the year-to-date period ended December 3, 2005 (“YTD Fiscal 2006”), net revenues were $322.4 million versus $303.0 million for the year-to-date period ended December 4, 2004 (“YTD Fiscal 2005”), an increase of 6.4%.  The Company experienced strong growth in most of its end-market segments during Third Quarter Fiscal 2006 and YTD Fiscal 2006.  The growth was partially offset by decreased sales to a large National Accounts customer during Third Quarter Fiscal 2006 and to two large National Accounts customers during YTD Fiscal 2006.  Sales to these customers were impacted, in part, by higher gasoline prices, which impact store traffic, coupled with promotional activity towards sandwiches that do not include our products.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $17.4 million for Third Quarter Fiscal 2006 from $16.4 million for the same period last year, a 6.1% increase. On a pro forma basis, EBITDA increased to $39.0 million for YTD Fiscal 2006 from $27.7 million for YTD Fiscal 2005, a 40.8% increase.  The Company’s YTD Fiscal 2005 pro forma results give effect to the acquisition of the Company on June 30, 2004 by an affiliate of Madison Dearborn Partners, LLC (the “Acquisition”) and the related financing transactions as if they had occurred on March 7, 2004 (the first day of Fiscal 2005).

The Company reported net income of $2.6 million during Third Quarter Fiscal 2006 compared with net income of $1.8 million during Third Quarter Fiscal 2005.  This increase in net income was primarily due to (i) sales volume growth, higher margin product sales and the net impact of decreases in prices paid for raw material proteins and formulation mix; (ii) a favorable impact as a result of a $0.4 million purchase accounting adjustment on beginning inventory in the prior year comparable period in connection with the Acquisition and (iii) a decrease of $1.0 million in depreciation and amortization, primarily due to the accelerated amortization method used for certain intangible assets.  These favorable expense variances were offset by (i) an increase in costs as a result of manufacturing efficiencies related to changes in sales mix; (ii) an increase in distribution costs, primarily due to a $0.6 million increase in storage expense as a result of increased inventories and a $1.1 million increase in freight due to higher fuel prices; (iii) an increase in interest expense of $0.4 million, primarily due to increased floating interest rates offset by decreased borrowings related to partial repayment of the Company’s term loan and (iv) an increase in the income tax provision of $0.8 million.

The Company reported net income of $0.4 million for YTD Fiscal 2006, compared with a net loss of $8.2 million for YTD Fiscal 2005.  This increase in net income was primarily due to (i) sales volume growth, higher margin product sales and the net impact of decreases in prices paid for raw material proteins and formulation mix; (ii) a favorable impact as a result of a $1.9 million purchase accounting adjustment on beginning inventory in the prior year comparable period in connection with the Acquisition; (iii) start-up costs of $3.1 million incurred in YTD Fiscal 2005 associated with a National Accounts customer that were not incurred during YTD Fiscal 2006; (iv) the elimination of $8.8 million in selling, general and administrative expenses related to the previous shareholder’s expenses and non-recurring transaction fees as a result of the Acquisition and (v) a decrease in interest expense of $4.2 million primarily as a result of fees and write-offs incurred as a result of the repayment of existing debt in YTD Fiscal 2005 in connection with the Acquisition and decreased borrowings related to partial repayment of the Company’s term loan; offset by increased floating interest rates in YTD Fiscal 2006 related to the Company’s term loan.  These favorable expense variances were offset by (i) an increase in amortization expense primarily due to the amortization of intangible assets that only occurred subsequent to the Acquisition; (ii) an increase in distribution costs primarily due to a $1.5 million increase in storage expense as a result of increased inventories and a $2.4 million increase in freight due to higher fuel prices; (iii) an increase in depreciation expense related to the allocation of the Acquisition purchase price and re-valuation of property, plant and equipment in YTD Fiscal 2005 as a result of purchase accounting due to the Acquisition and (iv) a decrease in the income tax benefit of $3.0 million.

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies.  Meat proteins are generally purchased under 7-day payment terms.  Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets.  Additionally, the Company has contracts with formulaic pricing that allow the Company to immediately pass along commodity price variances.

Approximately 43.0% of total sales for Third Quarter Fiscal 2006 were protected from commodity exposure, of which 34.5% were attributable to cost-plus contracts, while the other 8.5% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

Approximately 43.1% of total sales for YTD Fiscal 2006 were protected from commodity exposure, of which 37.2% were attributable to cost-plus contracts, while the other 5.9% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, pork, chicken and cheese excluding formulation mix and contracts with formulaic pricing during Third Quarter Fiscal 2006 compared to Third Quarter Fiscal 2005, Third Quarter Fiscal 2006 compared to Second Quarter Fiscal 2006 and YTD Fiscal 2006 compared to YTD Fiscal 2005:

	(Increase)/Decrease	(Increase)/Decrease	(Increase)/Decrease
	Third Quarter	Third Quarter	YTD Fiscal
	Fiscal 2006	Fiscal 2006	2006
	Compared to	Compared to	Compared to
	Third Quarter	Second Quarter	YTD Fiscal
	Fiscal 2005	Fiscal 2006	2005
Beef	0.6%	4.4%	(9.4)%
Pork	20.0%	4.2%	10.8%
Chicken	10.9%	13.5%	37.2%
Cheese	4.1%	(0.7)%	4.8%
Aggregate	6.5%	8.5%	5.2%

As previously announced, Pierre will hold a quarterly conference call to discuss Third Quarter Fiscal 2006 and YTD Fiscal 2006 results on Tuesday, January 17, 2006 at 10:00 a.m. EST. This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (800) 361-0912.  It will be recorded and available for playback beginning at 1:00 p.m. EST on Tuesday, January 17, 2006 through midnight on Friday, January 20, 2006 by dialing (888)-203-1112 or (719)-457-0820. The replay passcode is 5412329.  An archived version will be available on the Company’s website in the Investor Relations section.

Pierre is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its sandwiches under a number of brand names, such as Pierre™, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE® and Nathan’s Famous®.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure).  “EBITDA” represents income (loss) before interest, taxes, depreciation and amortization. EBITDA, Pro Forma EBITDA and EBITDA, as further adjusted (“Adjusted EBITDA”) are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA, Pro Forma EBITDA and Adjusted EBITDA are included in this press release because they are the basis upon which the Company’s management assesses financial performance.  While EBITDA, Pro Forma EBITDA and Adjusted EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculations.  A reconciliation of pro forma net income (loss) to Pro Forma EBITDA is included in this release.  Also included is a reconciliation of Pro Forma EBITDA to Adjusted EBITDA.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food manufacturing industry, the Company is subject to extensive federal, state and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the United States Department of Agriculture, the Food and Drug Administration and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	Successor Pierre
	Third Quarter Fiscal 2006	Third Quarter Fiscal 2005
Sales	$115,453	$111,968
Cost of goods sold	81,101	80,148
Selling, general and administrative expenses	17,012	15,410
Depreciation and amortization	7,546	8,577
Loss on disposal of plant, property and equipment, net	6	—
Interest expense	5,689	5,246
Other income, net	58	13
Income before taxes	4,157	2,600
Income tax provision	(1,607)	(824)
Net income	$2,550	$1,776

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

		Predecessor and
		Successor Pierre
	Successor Pierre	Combined
	YTD Fiscal 2006	YTD Fiscal 2005

Sales	$322,368	$302,956
Cost of goods sold	233,233	226,605
Selling, general and administrative expenses	50,215	51,412
Loss on disposal of property, plant and equipment, net	6	339
Depreciation and amortization	23,033	16,095
Interest expense	16,640	20,813
Other income, net	93	14
Loss before taxes	(666)	(12,294)
Income tax benefit	1,049	4,088
Net income (loss)	$383	$(8,206)

Note that the Company’s Third Quarter Fiscal 2005 and YTD Fiscal 2005 results reflect restated results for the Successor Pierre period from July 1, 2004 through December 4, 2004.  This restatement results from a review of depreciation, interest and deferred tax accounts as established in connection with the Acquisition.  The effect of the restatement for Third Quarter

Fiscal 2005 and YTD Fiscal 2005 was a decrease in net income of $289 and an increase in net loss of approximately $561, respectively.

The following supplemental pro forma financial information is provided to present the Company’s YTD Fiscal 2005 results on a comparable basis to the Company’s current year results.  The unaudited pro forma consolidated financial data set forth below was derived from the application of pro forma adjustments to the Company’s historical financial statements.  We provide the unaudited pro forma financial data for informational purposes only. The unaudited pro forma consolidated financial data do not purport to represent what the Company’s results of operations would have been if these transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods. The adjustments to the unaudited pro forma consolidated statements of operations are based upon available information and certain assumptions that the Company believes are reasonable. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with the Company’s historical financial statements and the accompanying notes thereto included in the Company’s SEC filings.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YTD Fiscal 2005

(in thousands)

	Historical	Acquisition Adjustments		Pro Forma

Sales	$302,956	$(9	)(a)	$302,947
Cost of goods sold	226,605	—		226,605
Selling, general and administrative expenses	51,412	(3,105	)(b)	48,307
Loss on disposition of property, plant and equipment	339	—		339
Depreciation and amortization	16,095	8,402	(c)	24,497
Interest expense	20,813	(227	)(d)	20,586
Other income, net	14	—		14
Loss before taxes	(12,294)	(5,079)		(17,373)
Income tax benefit	4,088	1,872	(e)	5,960
Net loss	$(8,206)	$(3,207)		$(11,413)

The unaudited pro forma consolidated financial statements for YTD Fiscal 2005 presented above give effect to the following adjustments (dollars in thousands):

(a)   To reflect the elimination of revenues related to the operations of Compass Outfitters, which was retained by the selling shareholders.

(b)   To reflect the elimination of (1) $138 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders; (2) $1,223 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $1,009 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $719 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, the sole shareholder of Pierre, which was retained by the selling shareholders; (5) $175 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition and (6) the addition of $159 of compensation expense related to the new deferred compensation plan established in connection with the Acquisition.

(c)   To reflect (1) the $83 decrease in annual depreciation expense related to the aircraft retained by the selling shareholders; (2) the elimination of depreciation expense of $66 related to Compass Outfitters, which was retained by the selling shareholders; (3) the elimination of depreciation expense of $154 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition and (4) the increase in depreciation of $565 and amortization of $8,140 due to the preliminary purchase price allocation.

(d)   To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of the Company’s new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of Senior Subordinated Notes; (3) the elimination of interest expense of $6,540 associated with the Company’s indebtedness (including the amortization of related deferred financing fees) and (4) the amortization of deferred financing fees of $375 associated with the Company’s new senior credit facility and the Senior Subordinated Notes.

(e)   To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.3%.

The following table provides a reconciliation from Pro Forma net income (loss) to Pro Forma EBITDA:

	YTD Fiscal 2006	YTD Fiscal 2005	Third Quarter Fiscal 2006	Third Quarter Fiscal 2005
Pro Forma net income (loss)	$383	$(11,413)	$2,550	$1,776
Income tax provision (benefit)	(1,049)	(5,960)	1,607	824
Interest expense	16,640	20,586	5,689	5,246
Depreciation and amortization	23,033	24,497	7,546	8,577
Pro Forma EBITDA	$39,007	$27,710	$17,392	$16,423

In the table below, the pro forma operating results have been adjusted for expenses that the Company does not expect to incur in the future or are being incurred as a result of the Acquisition.  Excluding these expenses, Pro Forma EBITDA for YTD Fiscal 2006, YTD Fiscal 2005, Third Quarter Fiscal 2006 and Third Quarter Fiscal 2005 would have been $39,372, $35,380, $17,514 and $16,966, respectively.

	YTD Fiscal 2006	YTD Fiscal 2005	Third Quarter Fiscal 2006	Third Quarter Fiscal 2005
Pro Forma EBITDA	$39,007	$27,710	$17,392	$16,423
Professional Fees (a)	—	2,592	—	—
Board of directors expenses (b)	—	90	—	—
Community relations and other (c)	—	620	—	—
Previous shareholders’ transaction fees (d)	—	1,737	—	—
Endorsement termination (e)	—	318	—	—
Purchase accounting adjustment (f)	—	1,922	—	421
Other Acquisition expenses (g)	—	26	—	—
Non-cash compensation expense (h)	365	365	122	122
Total	365	7,670	122	543
EBITDA, as further adjusted	$39,372	$35,380	$17,514	$16,966

(a)   These professional fees primarily are related to the Acquisition.

(b)   The previous shareholders’ expenses relate to outside board of director fees of $90.  The Company does not intend to pay director fees except fees to the director that is neither an employee of the Company nor an affiliate of MDP and the related travel expenses for all directors.

(c)   These fees also include community relations and other items including contributions made to the former shareholder’s alma mater and expenses associated with the termination of the previous Chief Financial Officer.

(d)   The previous shareholders’ transaction fees include legal, accounting, tax consulting, and advisory fees related to the Acquisition.

(e)   The endorsement termination relates to the contract between the Company and Crawford Race Cars, LLC that resulted from the Acquisition.

(f)    The purchase accounting adjustment represents the step-up in basis of inventory as a result of the acquisition and corresponding increase in cost of goods sold in the subsequent period.

(g)   Other includes employee travel and expenses incurred in connection with the financing of the Acquisition.

(h)   Represents non-cash compensation expense attributable to the accretion of dividends on the preferred stock of Pierre Holding Corp. held in a rabbi trust to fund PF Management’s obligations under a deferred compensation plan, which was established in connection with the Acquisition.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 3, 2005 and March 5, 2005

(in thousands)

	Successor Pierre
	December 3, 2005	March 5, 2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,282	$—
Accounts receivable, net	28,632	29,547
Inventories	46,615	45,448
Refundable income taxes	727	2,907
Deferred income taxes	5,764	5,764
Prepaid expenses and other current assets	2,821	2,955

Total current assets	93,841	86,621

PROPERTY, PLANT AND EQUIPMENT, NET	55,540	56,285

OTHER ASSETS:
Other intangibles, net	140,689	158,223
Goodwill	186,535	186,535
Deferred loan origination fees, net	7,875	8,924

Total other assets	335,099	353,682

Total Assets	$484,480	$496,588

CURRENT LIABILITIES:
Current installments of long-term debt	$243	$422
Trade accounts payable	9,730	11,172
Accrued interest	4,873	1,832
Accrued payroll and payroll taxes	5,358	4,663
Accrued promotions	4,040	3,499
Accrued taxes (other than income and payroll)	666	950
Other accrued liabilities	1,694	1,421

Total current liabilities	26,604	23,959

LONG-TERM DEBT, less current installments	249,826	263,159

DEFERRED INCOME TAXES	52,138	52,930

OTHER LONG-TERM LIABILITIES	9,599	10,517

SHAREHOLDER’S EQUITY:
Common stock – Class A, 100,000 shares authorized, issued And outstanding at December 3, 2005 and March 5, 2005	150,259	150,352
Retained deficit	(3,946)	(4,329)

Total shareholder’s equity	146,313	146,023

Total Liabilities and Shareholder’s Equity	$484,480	$496,588

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Thirty-Nine Weeks Ended December 3, 2005 and December 4, 2004

(in thousands)

	YTD Fiscal 2006	YTD Fiscal 2005
	(Unaudited)

Net cash provided by operating activities	$27,707	$9,285
Net cash used in investing activities (a)	(4,750)	(3,831)
Net cash used in financing activities	(13,675)	(3,515)
Net increase in cash and cash equivalents	9,282	1,939
Cash and cash equivalents, beginning of the period	—	205
Cash and cash equivalents, end of period	$9,282	$2,144

(a)   Includes capital expenditures totaling $4,750 and $3,831 for YTD Fiscal 2006 and YTD Fiscal 2005, respectively.